Exhibit 99.1
EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

EcoloCap Solutions Release Preliminary Test Results for its Nano Lithium X Battery

Exponent Testing’s preliminary results show better-than-anticipated performance for EcoloCap’s Nano Lithium Battery.

Barrington, IL – March 16, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS) today announces it has received preliminary results of the independent tests of it Nano Lithium Battery conducted by Exponent, http://www.exponent.com/about/, a leading engineering and scientific consulting firm of Phoenix, AZ.  The initial results demonstrate that EcoloCap’s advanced technology fills a void in the market for low cost, high-powered batteries.    A single cell of EcoloCap’s Nano Lithium Battery, rated at a minimum of 200 Ahr, can replace hundreds of existing lithium-ion battery cells, making it smaller, lighter and more powerful than traditional lithium-ion batteries. And by employing low levels of powdered Lithium, the Nano Lithium Battery can be produced at a lower cost than the competition.

Michael Siegel, President and CEO of EcoloCap Solutions Inc. stated:  “The preliminary test results show that the EcoloCap Nano Lithium battery performs better than we had predicted.  The testing has demonstrated the efficiency of the battery as greater than 99% which is unique for any kind of battery. Testing has also demonstrated an actual increase in the power densities previously calculated.   I believe that the Nano Lithium battery is the highest energy density battery to date. We will publish the full test report within the next week, and these will be posted on our web site.”

Further information on EcoloCap Solutions Inc., its products and services can be found at http://www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Nano Lithium rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com